OPTION TO LEASE OR PURCHASE AGREEMENT
                             WITH EXPLORATION RIGHTS

           This Agreement ("Agreement") is entered into effective as of the 26th day of November, 1993, between GLORIA SANDVIK, ("Owner") whose address is 230 Central Park South, New York, NY 10019 and THE HANOVER GROUP, INC., a New York corporation ("Hanover"), whose address is P. 0. Box B, Roslyn, New York, 11576 in consideration of the payments to be made pursuant to, the mutual covenants contained in, and the mutual benefits to be derived from this Agreement.

                   I. OPTION TO LEASE OR PURCHASE AND EXPLORATION RIGHTS

           1.1 Grant of Option. Owner grants to Hanover the exclusive and irrevocable option to lease or purchase (the "Option") the surface of and all minerals in, on and under the Property on the terms and conditions of this Agreement. As used in this Agreement, the term "Property" shall mean the unpatented lode mining claims described In Schedule A, attached to and by this reference incorporated into this Agreement, together with all minerals locatable under the mining laws of the United States in, on and under that Property. The period of the Option shall be from the date of this Agreement until September 15th, 1996 (the "Option Period"), unless extended pursuant to
   Article VII below or sooner terminated pursuant to Article VI below.

           1.2 Grant of Exploration Rights. Owner grants Hanover the full right and authority, during the Option Period, to enter upon the Property to conduct such exploration and prospecting operations as Hanover may deem appropriate to determine the presence, location, quantity and value of minerals contained in the Property. Such operations, which shall be a planned exploration program approved and permitted by the appropriate government agencies, may included, but shall not be limited to, mapping, sampling, including bulk sampling, trenching, drilling, testings, assaying, conducting environmental studies and other geochemical and geophysical exploration methods whether now known or in the future developed. Hanover may establish drill sites and construct such roads as may be necessary to the conduct of the foregoing activities. Hanover also may mine and remove such amount of minerals as Hanover may deem appropriate for sampling, assaying, metaLlurgical testing and evaluation of the Property Without exercising the Option, however, minerals may not be removed for sale. In addition, Hanover shall have the right (a) to use all easements and all rights--of--way for ingress and egress to and from the Property to which Owner may be entitled; (b) to obtain all permits, approvals and other federal, state and local governmental authorizations as Hanover deems necessary to conduct its mineral exploration activities; (C) to exercise all other rights that are or may be Incidental to any or all of the rights granted, expressly or implicitly, to Hanover in this Agreement; and (d) to the extent Owner possesses the title and authority to grant it, to possess and use all or any part of the Property together with all easements to, across and through the Property, for the purpose of exploring any adjoining or nearby property owned, controlled or operated by Hanover.

           1.3 Data File. Owner will deliver to Hanover all data and information in Owner's possession pertaining to the Property, including but not limited to maps, engineering, assays, geochemical, geophysical, drill cores, samples, annual assessment reports, United States Geological Reports and such other information which would be beneficial to Hanover in its exploration and mining activities on the Property.

           1.4 Option Payment. Owner hereby acknowledges she has received the sum of Three Thousand Six Hundred Dollars ($3,600.00) from Hanover for the option to lease and exploration rights, as specified in this Agreement. Hanover is entitled to be reimbursed this amount if the Agreement is terminated pursuant to Section 6.2 below.

                             II. EXERCISE OF OPTION

           2.1 Exercise of Option. Hanover may exercise the Option with respect to the Property at any time prior to expiration of the Option Period, by notice to Owner, specifying whether Hanover elects to lease or to purchase the property, utilizing any method of communication that will provide an accurate record of its dispatch. The time of dispatch will control. Upon exercise of the Option, Owner shall not be required to reimburse Hanover the Option Payment amount.

           2.2 Mining Rights and Access. To the extent Owner is legally entitled to so grant the same, Owner hereby grants Hanover the free, exclusive, unrestricted right of access, ingress and egress to the Property and the right to enter upon and occupy the Property for all purposes incident to exploring for, developing, mining (by underground mining, surface mining, strip mining or any other surface or subsurface method, including any method later developed), extracting, milling, stockpiling, storing, processing, removing and marketing therefrom all locatable ores, metals, minerals, mineral products and other materials or substances (the "Products") and the right to place, construct, maintain, use and thereafter remove such structures, facilities, equipment, roadways, haulageways and other improvements as may be necessary, useful or convenient for the full enjoyment of all of the rights granted under this Agreement.

These rights are created and may be utilized for the purpose or in the course of carrying on exploration, mining, milling, concentrating or refining operations on any other properties in which Hanover may have or acquire any right and/or interest and may desire to reach or mine directly or indirectly through the Property, including the right, if it so desires, to mine and remove any Products existing on or under the Property through or by means of shafts, openings or pits which may be sunk or made upon adjoining and nearby property, and the right to stockpile any Products from the Property upon grounds situated upon such properties. In addition, and to the extent Owner is legally entitled to grant such uses, Hanover may use the Property for any shafts, openings, pits and stockpile--grounds sunk or made for the exploration, mining, milling, concentrating, refining, removal and/or stockpile of any Products from any adjoining or nearby property.

           2.3 Commingling. After ore removed from the Property has been sampled and weighed in such manner as will permit the computation of royalty to be paid hereunder, Owner shall have the right to commingle the same with other ore, either in the mine, in ore stockpiles or in the mill. It shall be Hanover's responsibility to carefully determine such amounts and make such measurements, analyses and calculations as are necessary to accurately ascertain the royalties payable hereunder prior to any such commingling.

          2.4 Water Rights. Owner's water rights, if any, on, about, under, or which is appurtenant to the Property.

           2.5 Deposit Of Waste Materials. The right to the extent permitted under the mining laws of the United States, to temporarily or permanently deposit tailings slurry, waste rock, overburden, surface stripping, process solutions and all other materials from the Property or from adjoining or nearby properties on or off the Property, even if the sole use of the Property may be for the placement of such materials.

           2.6 Treatment. The right, at Hanover's election and in any manner it deems fit, to beneficiate, concentrate, process and/or otherwise treat any Products taken from the Property by any physical or chemical method. In exercising this right, Products may be removed to a plant or plants established or maintained either upon the Property or elsewhere.

           2.7 Closing If Property Is Leased. If Hanover timely exercises its Option to lease the Property, this Agreement shall continue in effect and Hanover rights to lease the Property shall commence, giving Hanover all mining rights to the Property and all minerals contained on, in and under the Property.

            (a) Owner shall deliver to Hanover a properly executed and acknowledged document, in a form acceptable to Hanover, leasing the Property free and clear of liens and encumbrances, other than set forth in Schedule A, indicating that the Owner holds title or has possession of the Property.
            (b) Hanover shall be responsible for maintaining the Property in good order during the term of this Agreement.

            (c) Ad Valorem, property and other taxes, BLM rentals fees and other and assessments imposed upon the Property during the Option Period shall be paid by Hanover. Upon exercise of the Option, as of the date of closing, Hanover shall continue to be responsible for all such taxes and assessments.

            (d) The parties shall execute and deliver such other documents and shall take such other action as may be necessary to carry out their obligations under this Agreement.

            2.8 Closing If Property Is Purchased. If Hanover elects to exercise its Option to purchase the Property, Owner shall prepare, execute and deliver to Hanover a good and sufficient mining deed to the Property in a recordable form, which deed shall reserve to Owner the production royalty, the Owner's right to take Owner's pro rata share of production in kind and the rights of examination of books and records, all as set forth in Article V below, and the grant contained in such deed shall be made subject to the performance by Hanover of the covenants, conditions and indemnities described in Section 2.3 and Article IV of this Agreement. Delivery of the deed shall not be complete until Hanover returns to Owner a duplicate thereof evidencing on the face of the deed the acceptance by Hanover of the reservations, covenants, conditions and indemnities therein provided.

          2.9 Escrow In Event Of Purchase. If Hanover exercises its Option to purchase the Property, the parties shall, contemporaneously with the delivery of the mining deed described in Section 2.8, establish an escrow with an escrow agent mutually acceptable to Hanover and Owner and Hanover shall execute and deposit in the escrow a good and sufficient mining deed in a recordable form reconveying the Property to Owner for delivery to Owner upon the failure of Hanover to correct or cure any default of Hanover in the payment or performance of any of its material obligations under the mining deed within the times and in the manner as provided in Section 6.1 below. As additional consideration for the purchase by Hanover of the Property, Hanover shall pay or reimburse Owner for all costs and expenses (including legal fees and disbursements) in the preparation and delivery of the mining deed and in establishing the escrow described above and Hanover shall pay all of the costs of opening and maintaining the escrow; provided, that if Owner fails to execute and deliver the mining deed as above provided, Owner shall be liable to Hanover for the costs incurred by Hanover, including legal fees and disbursements, to enforce its rights and remedies under this Agreement.

          2.10 Non-Exercise of Option. Notice of waiver to Owner or the failure of Hanover to dispatch a notice prior to the expiration of the Option Period will constitute an irrevocable waiver of the Option and the parties thereafter will be released from the terms of this Agreement, except that Hanover shall have the rights contained in Section 6.2 and 6.3 below and shall comply with the provisions of Section 4.1 below.

                           III. TITLES AND INFORMATION

          3.1 Owner's Warranties. Owner represents and warrants to Hanover that Owner is the record title owner of the Property as set forth in Schedule A, subject to the matters set forth therein;

          that Owner has the right and power to convey the same for the purposes of this Agreement; and

            that the same are free from all prior liens or encumbrances, other than as may be described in Schedule A and the official records of the court houses where recorded; and

            that subject to the provisions of and the obligations and requirement of the United States Mining Law, Hanover shall have quiet and peaceable possession of the Property; and

            that Owner will defend its title or possession rights to the Property against all persons who may claim the same by, through, or under Owner, but not otherwise; and

            that Owner has not committed, nor will Owner in the future commit, any act or acts which will encumber or cause a lien to be placed against the Property except subject and subordinate to the terms of this Agreement.

                            IV. CONDUCT OF OPERATIONS

          4.1 Standard of Performance. Hanover shall cause all exploration work to be done in a careful and good miner--like manner, and to conform in all respects to applicable governmental rules, regulations and statutes. Further, Hanover shall conduct its operations under this Agreement in a manner that will not unreasonably damage the surface of the Property and, in the event the Option is not exercised, shall reclaim, in accordance with applicable rules, regulations and statutes, all portions of the surface of the Property that are disturbed by Hanover's operations.

          4.2 Indemnification and Insurance. Hanover shall assume all liability to third parties in connection with all of its operations on the Property and, except as provided in Section 8.1 of this Agreement, shall indemnify Owner against any and all liability that may arise out of Hanover's operations on the Property, which indemnity shall survive the expiration or termination of this Agreement. Hanover shall carry liability insurance protecting Owner against damages arising out of Hanover's operations on the Property.

            4.3 Permits. Owner understands that Hanover may make efforts to obtain permits and other authorization of every kind and nature whatsoever from governmental or private entities as may be necessary to conduct mineral exploration activities. While Hanover shall be solely responsible in these efforts, Owner agrees to assist and cooperate fully with Hanover in any and all such endeavors upon Hanover's request.

            4.4 Annual Project Summary. Upon written request, Hanover shall provide Owner with an annual project summary within six (6) months after the first anniversary of the effective date of this Agreement.

            4.5 Liens, Taxes. During the Option period, Hanover shall keep the title to the Property free and clear of all valid liens and encumbrances resulting from its exploration operations under this Agreement and shall pay when due all taxes and assessments attributable to the Property. Hanover however, may refuse to pay and may contest any claim, taxes or assessments asserted against or imposed upon it that it disputes in good faith, but shall not permit all or any portion of the Property to be sold at any time for such taxes or assessments. If the claim is finally resolved against Hanover or the taxes or assessments are finally determined to be valid, Hanover shall pay the same upon such final determination.

          4.6 No Implied covenants. Hanover does not make any express or implied covenant, agreement or condition relating to the exploration of the Property. Whether or not any such exploration shall at any time be conducted, and the nature, manner and extent of such operations shall be determined within Hanover's sole discretion.

                              V. PRODUCTION ROYALTY

          5.1 Production Royalty. The parties acknowledge that Owner shall receive a five percent (5%) net smelter return royalty during the term of Agreement. Hanover shall pay this royalty directly to Owner during the period of time that Owner is entitled to receive said royalty.
Net Smelter Return Royalty: The term "Net Smelter Return" ("NSR") is hereby defined as the value of all minerals and values mined, produced, saved or sold, in whatever form, from the Property hereinabove described and set forth, as a percentage of the value of Products or values mined, produced, saved or sold, calculated in accordance with generally accepted accounting principles and which may be payable to Hanover by any smelter, mill or other purchaser of concentrates, ores, minerals, metals or by--products mined or produced from the said Property, less all smelting, refining, minting, and transportation charges from the mine or mill to the places where the ores or minerals are smelted, refined and/or sold.

Unless otherwise provided, the NSR royalty payment in U.S. Dollars shall be paid to Owner within thirty (30) days after the end of the calendar quarter in which the processing and refining of the ores and minerals is completed, for which Hanover has received payment thereof. All copies of invoices showing dates, approximate weights and name of the smelter, mint, mill or other purchaser shall be sent to Owner with each payment.

          5.2 Right To Take In Kind. In lieu of receiving the production royalty payments specified in Section 5.1, Owner shall have the right to elect to take in kind and separately dispose of her pro rata share of production (based on the percentage of Newt Smelter Return royalty to which Owner is entitled) in the form in which Hanover ships or sells its own product by giving written notice to Hanover of such election; provided that as to gold dore or other form of gold refined by or shipped directly by Hanover to a refinery, Hanover shall deliver Owner's share in the form of gold bullion. The right to take in kind shall be subject to the following conditions: (i) no such election shall be for a period of less than six (6) consecutive calendar months; (ii) the right to take in kind shall commence on the first day of the calendar quarter next following the date twenty (20) days after Owner has given written notice of her election to take in kind; (iii) Owner shall pay (or reimburse Hanover if paid by Hanover) all transportation, treatment and handling charges and costs incurred for that portion of production which Owner takes in kind; and (iv) all loss, risk, cost and expense incurred from and after the point in time at which Hanover ships or makes such product available for shipment from the Property shall be borne by Owner.

          5.3 Owner's Right To Examine Records. Owner shall have the right, upon prior written notice to Hanover and in such manner as shall not unreasonably interfere with Hanover's operations, to examine the books and records necessary to determine the correctness of the payments made or products delivered to Owner hereunder at any time prior to the expiration of twelve (12 months following the receipt by Owner of the applicable payment or product. Owner shall conduct such examinations at her expense, provided that if such examination reveals an underpayment or an under delivery to Owner of any calendar quarterly payment or delivery totalling more than 2% of the payment or delivery actually due Owner for such period, Hanover shall promptly reimburse Owner for all the costs incurred by Owner in conducting such examination.

                      VI. TERMINATION AND EOUIPMENT REMOVAL

            6.1 Termination By Owner. (a) The failure by Hanover to keep or perform any o the obligations on its part according to the terms and conditions hereof, shall, at the election of Owner, constitute a breach of this Agreement unless such default be remedied as hereinafter provided. In the event of any such default, and any such election by Owner, he shall first give Hanover written notice of his election to terminate this Agreement specifying the particular default or defaults relied upon by Owner.

            (b) Hanover shall have a reasonable time (which if the specified default involves only the payment of money, shall not be more than twenty (20) days, which in any other case shall be not more than sixty (60) days after receipt of such notice within such specified default or defaults may be remedied. If such defaults are remedied there shall be no breach hereunder with respect to such default or defaults. No waiver of, and no failure on the part of Owner to give notice of the default or defaults shall affect any subsequent default or impair Owner's rights resulting therefrom. If Hanover shall dispute that a default has occurred, it shall so advise Owner within twenty (20) days if the specified default involves only the payment of money, and within sixty (60) days in all other cases. If the dispute cannot be settled between the parties directly, the parties approach shall first be to submit the dispute to arbitration or alternative dispute resolution methods, in order to reach a settlement between the parties. If the decision of such approach is not acceptable to a party, either party shall still have the option to settle a dispute in a court of competent jurisdiction. If the decision of the arbitrator or court shall be that Hanover was at fault, then it shall have a reasonable time thereafter within which to remedy the default or defaults (but not to exceed 60 days) before Owner may terminate the Agreement in the manner provided for herein, and if such default or defaults shall then be remedied there shall be no breach hereunder with respect to the same. If Hanover is deemed not to be at fault following the settlement of a dispute, then all expenses incurred by Hanover shall be borne and paid for by Owner and if Hanover is deemed to be at fault, then all expenses incurred by Owner shall be borne and paid for by Hanover.

          (c) If Hanover shall fail to remedy a default, Owner may terminate this Agreement by providing Hanover with written notice of such termination.

          (d) In the event Owner terminates this Agreement on the account of breach by Hanover, Hanover shall be under no further obligation or liabilities hereunder to Owner from and after the date of such termination except for the performance of all obligations and payments and the satisfaction of liabilities to third parties which have accrued to the date of such termination and Lor the performance of its obligations upon such termination as herein set forth.

          6.2 Termination By Hanover. Hanover may terminate this Agreement at any time by giving Owner thirty (30) days prior written notice of its intention to do so. Upon such termination, Hanover shall be relieved of all obligations, except as to any obligations already accrued to the date of such termination and for the performance of its obligations upon termination as herein set forth. Hanover shall be responsible to properly maintain the subject Property prior to termination up to the actual date of termination. If termination notice is given by Hanover to Owner during the Option Period, upon such termination by Hanover, Hanover shall be paid by Owner the Option Payment as specified in Section 1.4. Owner shall pay Hanover the Option Payment within 60 days after notification by Hanover to Owner that Hanover does not wish to proceed with exploration or on September 15, 1995, which ever date later occurs.

          6.3 Removal Of Equipment. (a) It is mutually understood and agreed that in case of forfeiture, default, surrender, or other termination of this Agreement, underground timbering supports, shaft linings and other fixtures necessary for the preservation of a mine on the Property, including head frames upon or in the Property s)hall be and remain a part of the realty and shall revert to Owner without further consideration or compensation, however, specifically excluded are pumps, fans, rails, piping, air bags, lighting fixtures, medical facilities, storage bins/boxes, electrical panels, switches, buildings, underground mining and support equipment, conveyors, hoists, exploration equipment, surface mining and support equipment, supplies and structures.

          (b) It is further understood and agreed that all personal property of Hanover located on or within the Property, and all buildings, machinery, equipment, and tools (other than the fixtures to become the property of Owner as above provided) shall be removed from the property by Hanover within one hundred eighty (180) days after the forfeiture or termination of this Agreement. All property remaining on the Property after the expiration of the one hundred eighty (180) day period shall become the property of Owner, provided that Owner gives written notice to Hanover within sixty (60) days following expiration of the removal period describing specific items of removal equipment and improvements to be removed, Hanover shall remove the same or pay Owner for the removal thereof.

                               VII. FORCE MAJEURE

          7.1 FORCE MAJEURE. If Hanover shall be delayed or prevented in performing any of its obligations hereunder )by reason of any strike, lockout, labor, trouble, war, riot, insurrection, civil commotion, fire, flood, storm, accident or other act of God, order, requirement or regulation of any governmental instrumentality or agency, shortage of labor, equipment or materials, plant breakdown, interruption or delay in transportation, or any other circumstances beyond its control, such failure or delay in performance of such obligation shall be extended for such period of disability, and the date for performance of such obligation shall be extended for such period of disability, provided that Hanover shall use reasonable diligence to remove such cause of disability, but shall not be required to settle strikes, lockouts or other labor difficulties contrary to its wishes or to challenge the validity of any government order, request, law or regulation.

                      VIII. INSPECTION AND CONFIDENTIALITY

          8.1 Inspection. During the term of this Agreement, Owner shall have the right to enter upon the Property for purposes of inspection to assure compliance with this Agreement. In the exercise of this right, neither Owner and its agents and representatives shall interfere with or obstruct the operations of Hanover on the Property. Owner and its agents and representatives shall enter upon the Property at their own risk, and Owner agrees to indemnify, defend and hold harmless Hanover and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any Liabilities which may be imposed upon, asserted against or incurred by any of them and which arise out of or results from the entry oC, presence or activities of Owner and/or its agents and representatives on the Property, including without limitation bodily injury or death at any time resulting therefrom and damage to property sustained by any person or persons.

          8.2 Confidentiality. Owner shall not, without the express written consent of Hanover, disclose any information concerning assay results, ore reserve calculations, ore grades, production schedules or other technical information furnished to Owner by Hanover and designated by Hanover as "confidential." However, if Owner contemplates selling or assigning its interest, it shall have the right to disclose such information to a potential purchaser if it first obtains an agreement in writing from such third party, satisfactory to Hanover, providing that the third party shall hold confidential the information furnished to it.

                                   IX. ASSIGNMENTS AND TRANSFERS

            9.1 By Owner. Owner shall have the right to transfer all or any portion of the Property to others, provided that (a) the transfer shall be subject to this Agreement and to all rights of Hanover, its successors and assigns, under this Agreement in and to the Property and the transferee agrees to this in writing; (b) no change or division in ownership of the Property, however accomplished, shall operate to enlarge the obligations or diminish the rights of Hanover under this Agreement; and (c) no change or division in the ownership of the Property shall be binding upon Hanover for any purpose until the person acquiring any interest has furnished Hanover with the instrument or instruments constituting his claim of title from the original Owner.

            9.2 By Hanover. Hanover shall have the right at any time to assign all or any portion of its rights under this Agreement. No assignment, however, shall release Hanover from the performance of its obligations under this Agreement until and unless Owner has consented in writing to the assignment, provided however, that such consent shall not be unreasonably withheld. A transfer by Hanover to any direct or indirect subsidiary or affiliate of Hanover shall not be deemed a transfer, nor shall the transferee be deemed an assignee for purposes of this Agreement.

                                   X. GENERAL

            10.1 Term. The term of this Agreement shall be for 20 years from the exercised option date of this Agreement or until exhaustion of all Products following commencement of mining or exploration operations, unless the Agreement is earlier terminated as herein provided.

          10.2 Timber Rights. To the extent permissible under the federal mining laws, Hanover shall have the right to use timber on the Property for mining purposes and buildings on this Property and other property held by Hanover or its affiliates.

          10.3 Partnership. Nothing in this Agreement shall be construed to imply a partnership relationship between the parties hereto.

          10.4 Entire Agreement. This is the entire agreement between the parties. No modification of this Agreement shall be effective unless in writing and executed by the parties to this Agreement.


          10.5 Governing This Agreement shall be governed in all respects by the laws of the State in which the Property is located.

          10.6 Further Documents. The parties shall execute all such further documents and do all such further things as may be necessary to give full effect to the terms of this Agreement including, without limitation, the execution and recording of a memorandum counterpart of this Agreement.

          10.7 Binding Effect. All of the covenants, conditions and provisions of this Agreement shall run with the land and shall inure to the benefit of and be binding upon the parties, their respective heirs, executors, administrators, successors and assigns.

          10.8 Headings. The headings appearing in this Agreement are inserted for convenient reference purposes only, and are not definitive as to the provisions contained within said Articles in the interpretation and construction of this Agreement.

          10.9 Survival. To the extent necessary to effectuate the intention of the parties, this Agreement shall survive (a) exercise of the Option and the delivery of all documents and other instruments at the closing and (b) termination of this Agreement.

          10.9a Notice. Any notice required to be given hereunder by either party to the other shall be given in writing and shall be by first class, certified or registered mail, return receipt requested, addressed to the parties at the addresses as follows:

Owner: Gloria Sandvik d/b/a Terra Mining Company 230 Central Park South New York, NY 10019


With copy to:                Leo N. Smith
                             Attorney at Law
                             6985 N. Oracle Road
                             Tucson, AZ 85704

Hanover:                     Fred R. Schmid, President The Hanover Group, Inc.
                             P.   0. Box B Roslyn, NY 11576

With copy to:                Jesse R. Meer, Esg.
                             Berlack, Israels & Liberman
                             120 West 45 Street
                             New York, NY 10036

and shall be deemed to be received within seven (7) days of the mailing thereof.

          In the event of an actual or threatened postal strike affecting mail delivery, any notice, payment or communication shall be delivered and shall be deemed to have been received when actually received.

EXECUTED as of the day and year first above written.


OWNER                                                    THE HANOVER GROUP, INC.
By:/s/Gloria Sandvik                                     By: /s/ Fred Schmid
--------------------                                     -------------------
Gloria Sandvik d/b/a                                     Fred Schmid
Tetra Mining Company



Title: Owner                                             Title:President
------------                                             ---------------





                                   SCHEDULE A

                        UNPATENTED PRECIOUS METALS CLAIMS
Name of Claim                                               BLM Serial No.
-------------                                               -------------
           Dorothy Louise                                CMC         20671
           Dorothy Louise No.                 3          CMC         20672
           Dorothy Louise No.                 4          CMC         20673
           Dorothy Louise No.                 5          CMC        149931
           Gyrene                                        CMC         20674
           Gyrene No. 1                                  CMC         20675
           Gyrene No. 5                                  CMC         20679
           Gyrene No. 6                                  CMC         20680
           Gyrene No. 9                                  CMC         20683
           Gyrene No. 10                                 CMC         20684
           Gyrene No. 2                                  CMC         20676
           Gyrene No. 3                                  CMC         20677
           Gyrene No. 4                                  CMC         20678
           Gyrene No. 7                                  CMC         20681
           Gyrene No. 8                                  CMC         20682
           Gnipp No. 1                                   CMC        163809
           Gnipp No. 2                                   CMC        163810
           Gnipp No. 3                                   CMC        163811
           Gnipp No. 4                                   CMC        163812
           Gnipp No. 5                                   CMC        163813
     Gloria No.                6                         AMC         28816
     Gloria No.                8                         AMC         28818
     Gloria No.               12                         AMC         28822
     Gloria No.               28                         AMC         28838
     Gloria No.               29                         AMC         28839
     Gloria No.               30                         AMC         28840
     Gloria No.               61                         AMC         28865
     Gloria No.               62                         AMC         28866

All of which claims are subject to:

         1.      paramount title of the United States;

         2. all existing roads, rights of way and easements and those of record in the office of the County Clerk or Recorder of the Counties in which the claims are located and those of record in the State Offices of the Bureau of Land Management in the States in which the claims are located;

         3. all leases, permits, approvals and other rights and privileges heretofore or hereafter granted by or obtained from the United States in its administration of its paramount title; and


         4. taxes, if any, which may constitute lien but which are not yet due and payable.